FORM OF
                               RESELLER AGREEMENT

         This Reseller Agreement is made and entered into this 25th day of August, 1999 by and between Pacific WebWorks, Inc. ("PWI"), a Utah corporation, and U.S. Merchant Systems, Inc., a California corporation ("Reseller").

         PWI hereby grants to Reseller and Reseller hereby accepts, subject to the terms and conditions contained in this agreement, a non-exclusive, non-transferable right in the Territory to: (a) market and demonstrate PWI Software and Services to prospective Licensees. For the Reseller Fee contained in Exhibit A, and other good and valuable consideration, the parties mutually agree as follows:

1. Use of Software and Services Provided. PWI has created software known as Visual WebTools, which is accessible via the Internet. Said software shall hereinafter be referred to as "the Software". PWI will provide licenses to use the Software to the Reseller's End Users for the purpose of creating Internet projects for the fees set forth herein.

2. Pricing. Reseller agrees to pay PWI according to the Pricing Schedule, which is attached hereto as Exhibit A and incorporated herein by reference.

3. Payment Terms. The following payments terms shall apply:

         a. Time of Payment. Reseller agrees to pay PWI the amounts due within 30 business days after receipt of PWI's invoice.

         b. Payment Not Contingent. The amounts due PWI from Reseller are not contingent upon receipt of payment to Reseller by the End User.

         c. Payment in U.S. Funds. All amounts are payable in US Dollars and all sales, withholding, other taxes and duties, if any, shall be paid by Reseller.

4. Use of Purchase Agreement With End User. Reseller agrees to have each End User sign a Purchase Agreement, which agreement has been provided by PWI to Reseller.

5. Training of Reseller. PWI will provide Reseller with initial training with respect to the use of the Software. Said training shall consist of up to 2 days of on site training during the first three months after the date of this Agreement as requested by Reseller.

6. Support of End User. PWI shall be responsible to provide all support for the End Users solicited by Reseller. Support will be provided with appropriate charges assessed to the End User. Until otherwise notified, Reseller may represent to End Users that PWI will provide support, for which charges will be assessed at the rate of $40 per call and that such rates will prevail until End User is otherwise notified by PWI.

7. Use of Software. Reseller will use its best efforts to assure that the End User will not use the Software in any way which violates any international, federal, state or local laws, including without limitation, laws dealing with copyrights, indecent material, misrepresentation or other illegal or improper purpose. User shall not send or allow anyone else to send any unsolicited e-mail messages or advertising as relates to the Software, domain or web site of End User. PWI reserves the right to terminate services for any End User, which is breach of this paragraph.

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8.       Sales  Materials.  PWI will make  available any sales  materials it has developed relating to the Software. Pricing for Sales Materials is contained in Exhibit A. If Reseller produces its own sales materials, said materials shall first be approved by PWI in writing.

9. Independent Contractor. Reseller is an independent contractor and is not authorized to make any representations or incur any obligations on behalf of PWI without PWI's written permission.

10.      Warranty Limitation.

         1. Limitation. NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE MADE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATER WITH RESPECT TO THIS AGREEMENT, unless specifically set forth herein.

         2.       Service.   PWI  makes  no   warranties  as  to  the  delivery,
                  completeness, accuracy or relevance of information provided to End User through the use of the Software.

         3. Reseller Indemnified. PWI will indemnify Reseller against any damage claims by End Users resulting from the fault of PWI in failing to reasonably provide access to PWI's servers with regard to the use of the Software or to provide support pursuant to this Agreement or the Purchase Agreement with End User. PWI does not assume responsibility for service interruptions, delays, non-delivery of information, or the End Users inability to access PWI's servers which are beyond PWI's control such as power outages, telephone line failures, acts of God or similar circumstances. For service interruptions which, are reasonably within PWI's control, PWI shall have 15 days to correct said service interruption without any recourse from Reseller.

11. Payment for Internet Domain Name. The End User shall be responsible to pay these charges upon signing of their Purchase Agreement.

12. Invoicing End User. Reseller shall be responsible to invoice and collect amounts due from End Users.

13. Default. Any breach of the terms of this Agreement by Reseller or PWI, which is not cured within thirty days after notice, shall constitute a default under this Agreement.

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14.      Term and Termination of Agreement.

         a. Term. The term of this agreement shall commence on the effective date and shall continue in force for a period not to exceed one (1) year from such date ending on the 31st day of May following the effective date, unless earlier terminated as provided herein. This agreement shall renew in one year increments from the effective date unless terminated by either party in writing within 30 days of the renewal date.

         b. Termination by either party. This contract can be immediately terminated by either party in the event that the other party ceases conducting business in the normal course, is insolvent, petitioned into bankruptcy or becomes subject to any proceeding for the protection of the rights of its creditors.

         c. Termination for cause. Upon default by Reseller, PWI may elect to terminate this Agreement upon ten days written notice and shall be entitled to collect any unpaid amounts that are due pursuant to this Agreement. In addition, after default, PWI shall be entitled to any other remedies allowed under Utah law. In the event this Agreement is terminated, PWI can take over and/or transfer and service the End Users that were solicited by Reseller and enter into new Purchase Agreements. However, all commissions and residuals, as those terms are defined herein, which would be due Reseller based upon fees and charges paid by End Users who have signed Purchase Agreements prior to the termination of this Agreement, shall not be forfeited by Reseller upon termination of this Agreement but shall be due within 60 days of termination. PWI will pay Reseller its commissions and residuals after receipt of fees from any End User to which Reseller is entitled to commissions or residuals, less a twenty five percent fee for servicing said accounts after default. For purposes of this Agreement, the following definitions shall apply:

         d. Commissions. The term "commission" as used herein shall mean the entire purchase price and fees paid by End User under the Purchase Agreement less the amount owed to PWI by Reseller under the price schedule attached hereto as Exhibit A.

         e. Residuals. The term "residuals" shall mean the entire purchase price and all fees paid by End User in any year subsequent to the first year after execution of a Purchase Agreement, less amounts owed to PWI by Reseller under the price schedule attached hereto as Exhibit A.

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15.      Indemnification.  Reseller  agrees to  indemnify  and hold PWI harmless against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Reseller's failure to perform any of its warranties, guaranties, commitments, or covenants set forth in this Agreement. If a party shall bring suit to enforce this indemnification provision, the party making the indemnification shall be liable for all costs and expenses, including fees of attorneys, incurred in prosecuting such action (or any appeal thereto), and such costs and expenses shall be included in any judgment that may be rendered.

16. Arbitration. In the event of a dispute under this Agreement, the parties agree that any dispute shall be resolved by arbitration according to the rules of the American Arbitration Association. The arbitration hearing shall be held in Salt Lake City, Utah. One arbitrator shall be selected. The costs of arbitration shall be equally divided between the parties. Each party shall pay their own attorney's fees.

17. Dealer Network. Reseller may establish a network of dealers, which shall have the right to resell the Software to End Users. PWI agrees not to directly solicit any party while they are actively reselling the Software for Reseller.

18. Retail Price Stipulations. Reseller agrees to sell the Software according to the price schedule attached hereto as Exhibit A. Said price schedule may be revised by PWI at its sole discretion and redistributed to its Resellers. PWI agrees to provide the same price schedule to all of its Resellers in Salt Lake County so as not to create an unfair market advantage for any Reseller.

19. Use of Name. Reseller may represent themselves as an authorized dealer of PWI. Reseller agrees to use PWI's name, logo, slogan or anything, which represents the corporate image of PWI or the Software subject to approval by PWI. Reseller agrees to represent the Software and its capabilities accurately and correctly and agrees not to make false claims or representations as to the same.

20.      Miscellaneous.

         a. Notice. All demands and notices to be given hereunder, if any, shall be personally delivered or sent by registered mail addressed to the respective parties at their postal addresses as of the date of this Agreement or to such other address as each may hereafter designate in writing.

         b. Successors. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

         c. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements or understandings with respect to the subject matter of this Agreement.

         d. Amendment. This Agreement may not be altered or amended except by a subsequent written agreement executed by all of the parties hereto.

         e. Governing Law. The terms of the Agreement shall be governed by and construed in accordance with Utah law. The parties agree that any legal proceedings relating to the subject matter of this agreement shall be brought exclusively in the State of Utah. The parties represent to each other that the Agreement to bring legal proceedings exclusively in the State of Utah will not place a serious inconvenience or be unfair or unreasonable to any of the parties hereto.

         f. Severability. If any of the terms and conditions of this Agreement shall be declared invalid by a tribunal or entity having jurisdiction thereof, the application of such provisions to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of them not so declared invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

         g. Place of Payment. The obligation to make payment as provided herein shall be made in Salt Lake County, State of Utah.

         h. Interest. In the event any money obligation described herein is not paid when due, interest shall accrue (both before and after judgment) thereon at the Annual Percentage Rate of eighteen percent (18%) per annum.

         i. Authorization. The individuals who have signed this Agreement represent and warrant that they are duly authorized to execute this Agreement, in either their individual or representative capacity as indicated, and that this Agreement is enforceable according to its terms.

         j. Assignment. No interests or obligations under this Agreement are assignable without the written consent of all parties. If such consent is given, no assignment shall relieve any party from the performance of all of the covenants and conditions set forth herein.

22. Sale of PWI. In the event that PWI is sold, this Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above indicated.

                                                     Pacific WebWorks, Inc.

                                                     ___________________________
                                                     Authorized Officer


                                                     U.S. Merchant Systems Inc.

                                                     ___________________________
                                                     Authorized Officer


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                                    Exhibit A



Pacific WebWorks, Inc.
US Merchant Systems
Complete E-Commerce Package Pricing
Confidential

                                       Package Costs
Retail Package                        Wholesale Pricing

   WebWizard - Retail                      $100.00
   WebShopper - Retail                     $100.00

   Intellipay with e-check                 $399.00
   E-commerce CD-ROM                        $60.00

Express Package                               USMS                       Regular

   WebWizard - Express                     $250.00                       $300.00
   WebShopper - Express                    $250.00                       $300.00
   Upgrade of Choice                       $100.00                       $100.00
   Intellipay with e-check                 $399.00
   E-commerce CD-ROM                        $60.00

Pro Package                                   USMS                       Regular

   WebWizard - Pro                         $500.00                       $625.00
   WebShopper - Pro                        $300.00                       $350.00
   WebChannels                             $100.00                       $100.00
   WebProfiler                             $100.00                       $100.00
   WebStats                                $100.00                       $100.00
   Intellipay with e-check                 $399.00
   E-commerce CD-ROM                        $60.00

Options
   Domain Name Registration                 $50.00
   Search Engine Submission                 $50.00
   WebChannels                             $100.00
   WebProfiler                             $100.00
   WebStats                                $100.00